                       SECURITIES AND EXCHANGE COMMISSION
                   -----------------------------------------


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report
                        (date of earliest event reported)
                                  May 29, 2002


                           NORTEL NETWORKS CORPORATION
                          -----------------------------

             (Exact name of registrant as specified in its charter)






          CANADA                        001-07260              not applicable
---------------------------           ------------           ------------------
(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)           Identification No.)





8200 Dixie Road, Suite 100, Brampton, Ontario, Canada            L6T 5P6
-----------------------------------------------------            ----------
    (address of principal executive offices)                     (Zip code)





Registrant's telephone number, including area code (905) 863-0000.


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ITEM 5.       OTHER EVENTS

On May 29, 2002, the Registrant announced, among other matters, that it expects revenues in the second quarter of 2002 to be flat to down 5 percent, compared to the first quarter of 2002, updating its previous sequential revenue guidance of "not significantly up or down."

The Registrant also announced plans to further realign its Optical Long Haul business, including optical components, to the current market conditions given that it does not expect a meaningful recovery in the long haul optical market before late 2003/early 2004. The Registrant plans to streamline the business and focus on the capabilities that will be required when increased spending in the long haul optical market is expected to resume, including optical switching (OPTera HDX/DX), next generation photonic transport capabilities and end-to-end network management and intelligence. The plan includes the potential sale and/or resizing of the optical components business.

The Registrant also announced that its actions are aimed at reducing its overall break even cost structure to approximately US$3.2 billion of quarterly revenues (not including costs related to acquisitions and any special charges or gains), down from the previous target of approximately US$3.5 billion and that it expects this cost structure to be in place by the fourth quarter of 2002.

The realignment of the Optical Long Haul business, including optical components, is expected to be completed by the end of the third quarter of 2002 and is intended to impact approximately 3,500 related positions. The Registrant plans to record charges of approximately US$600 million, the majority of which are expected to be recorded in the second and third quarters of 2002. The cash component of this charge is expected to be up to US$200 million. These charges are incremental to the expected charge of approximately US$150 million to be taken in the second quarter of 2002 related to previously announced workforce reductions.

The Registrant noted that, taking into account these announced plans, it has sufficient liquidity to fund these actions and its operations, and expects to be in compliance with the covenants under various subsidiary bank facilities, all of which are undrawn. To further strengthen its balance sheet and supplement its liquidity, the Registrant continues to consider opportunities to raise additional capital and may pursue an equity-based financing transaction as market conditions permit.

Taking into consideration changes to previously anticipated divestiture plans and the completion of the announced actions, some of which were considered in its previous headcount target estimate of 44,000, the Registrant now expects a workforce of approximately 42,000. Going forward, the Registrant will continue to monitor the market and adjust its business model, as appropriate.

A copy of the Registrant's material change report pursuant to applicable Canadian securities laws related to the events described above is attached hereto as Exhibit 99.1 and is hereby incorporated in its entirety by reference.

Certain information included is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of the Registrant's restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in the Registrant's credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of the Registrant's customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of the Registrant's strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by the

                                       2

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Registrant and Nortel Networks Limited with the United States Securities and
Exchange Commission. Unless otherwise required by applicable securities laws, the Registrant and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


(c)      Exhibits

         99.1 Material change report filed pursuant to applicable Canadian securities laws dated May 29, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NORTEL NETWORKS CORPORATION


                                              By:   /s/ DEBORAH J. NOBLE
                                                    ---------------------------
                                                    Deborah J. Noble
                                                    Corporate Secretary


                                              By:   /s/ BLAIR F. MORRISON
                                                    ----------------------------
                                                    Blair F. Morrison
                                                    Assistant Secretary



Dated:  May 29, 2002



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